UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2008

AVIGEN, INC.
(Exact name of registrant as specified in charter)

Delaware	000-28272	13-3647113
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Harbor Bay Parkway
Alameda, California 94502
(Address of principal executive offices and zip code)

 Registrant’s telephone number, including area code: (510) 748-7150

_____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

Termination of License Agreement

     On October 28, 2008, Avigen, Inc. provided notice to SDI Diagnostics International Ltd. (“SDI”) that Avigen was terminating the Patent and Know-How License, Development and Commercialization Agreement, dated 12 January 2006, as amended, between Avigen and SDI (the “Agreement”). The agreement will terminate 180 days after Avigen’s notice. The Agreement provided Avigen with exclusive North American license rights to develop and commercialize proprietary formulations of the compound tolperisone from SDI, a division of Sanochemia Pharmazeutika AG, an Austrian-based pharmaceutical company, which Avigen was developing under the name of AV650. Under the terms of the Agreement, Avigen made a total of $5.5 million in payments to SDI and was required to make additional payments based on the achievement of clinical, regulatory and sales milestones and royalties on sales.

     There were no material relationships between Avigen or its affiliates and SDI other than in respect of the Agreement (as amended). Avigen gave notice of termination of the Agreement because the data from Avigen’s AV650 trial for the treatment of spasticity in patients with multiple sclerosis did not meet its primary endpoint. As a result, Avigen has terminated the AV650 program, and no longer requires the rights under the Agreement.

     There are no early termination penalties for terminating the Agreement. Upon termination, Avigen is required to grant to SDI an exclusive, sublicenseable, fully-paid, perpetual license under all data and information regarding AV650 to make and sell AV650 in North America, among other transition and surviving obligations as set forth in the agreement.

Termination of Lease

     In addition, on November 3, 2008, in connection with the restructuring discussed under Item 2.05 below, Avigen notified Ellis Partners, the landlord of its building lease for 4,834 square feet of lab space at 1201 Harbor Bay Parkway, of its intent to exercise its termination rights and accelerate the expiration date on the remaining lease term to 240 days. The lease has a term that extends until November 30, 2010, with monthly lease payments of approximately $12,000. Costs associated with the termination of this contract are expected to be less than $100,000, which includes a potential $25,000 early termination fee, and will be paid over the remaining period of the lease agreement.

Item 2.05. Costs Associated with Exit or Disposal Activities.

     On November 3, 2008, Avigen announced a significant restructuring of the company aimed at preserving cash and reassessing its strategic opportunities. As a result of this restructuring, Avigen will reduce its staff level by approximately 27 positions, or 70 percent of its workforce. In connection with this staff reduction, Avigen estimates that it will incur a charge for one-time personnel-related termination costs of approximately $1.5 million. Approximately $1.3 million of this charge represents severance payments, with the remainder representing benefits, including COBRA premiums. These termination costs are primarily expected to be paid in cash during the fourth quarter ending December 31, 2008; however some payments, including COBRA payments for extended healthcare benefits, will extend into the first half of 2009. Avigen expects to complete the restructuring by the end of 2008.

     In connection with the restructuring, Avigen has notified the landlord of its building lease for 4,834 square feet of lab space at 1201 Harbor Bay Parkway of its intent to exercise its termination rights and accelerate the expiration date on the remaining lease term to 240 days. Costs associated with the termination of this contract are expected to be less than $100,000, which includes a potential $25,000 early termination fee, and will be paid over the remaining period of the lease agreement. Avigen is also in the process of reviewing its facility needs generally, including the leased premises at 1301 Harbor Bay Parkway.

     The restructuring was approved by Avigen’s Board of Directors on October 30, 2008, because the data from Avigen’s AV650 trial for the treatment of spasticity in patients with multiple sclerosis did not meet its primary endpoint, as a result of which Avigen has terminated its AV650 program.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: November 3, 2008	AVIGEN, INC.

	By:	/S/ ANDREW A. SAUTER
Andrew A. Sauter
Chief Financial Officer